RESTRICTED STOCK UNITS AGREEMENT
(LTI Awards to Officers – Performance-Based RSUs [ROIC])

This Restricted Stock Units Agreement (this “Agreement”) is made and entered into on [●] (the “Grant Date”), pursuant to the Casey’s General Stores, Inc. 2018 Stock Incentive Plan (the “Plan”). The Compensation and Human Capital Committee (the “Committee”) has selected the party below (such party, the “Participant”) to receive the award described herein (the “Award”) of Performance-Based Restricted Stock Units, each of which represents the right to receive on the applicable settlement date (each a “Settlement Date”) one (1) share of the Common Stock, no par value (“Stock”) of Casey’s General Stores, Inc., an Iowa corporation (the “Company”), on the terms and conditions set forth below to which Participant accepts and agrees:

1.Award Granted. On the Grant Date, the Participant shall acquire, subject to the provisions of this Agreement, the target number of Performance-Based Restricted Stock Units as specified below (the “Units”).

Participant:                [●]

Grant Date:                [●]

Target Number of Performance-
Based Units [ROIC]:            [●]

Performance Period:    The Company’s fiscal years [●], [●], and [●] (i.e., May 1, [●] through April 30, [●]), provided that in the event of a Change of Control prior to the end of the Performance Period, the Performance Period shall be deemed to end immediately prior to the Change of Control.

Vesting Date:    Except as set forth below, and subject to the Company’s performance, the Units will vest on June 15, [●].

Settlement Date:    Except as set forth below, the business day following the applicable Vesting Dates.

Each Unit represents a right to receive on a date determined in accordance with this Agreement one (1) share of Stock. This Award shall be governed by the terms of the Plan, which are incorporated herein by this reference. The Participant acknowledges having received and read a copy of the Plan. Capitalized terms not otherwise defined by this Agreement will have the meanings set forth in the Plan.

2.    ROIC Units.

(a)    The final number of Units awarded hereunder will be based on the Company’s three-year average return on invested capital (“ROIC”), using the average of the ROIC results for each fiscal year during the Performance Period. ROIC for each fiscal year shall be calculated as operating income after depreciation and tax, divided by average invested capital for that fiscal year. All of the following ROIC inputs come directly from the audited financial statements. “Operating income” equals gross profit less operating expenses. “Depreciation” equals depreciation and amortization. “Tax” equals operating income less depreciation multiplied by the effective tax rate where “effective tax rate” equals federal and state income taxes divided by income before income taxes. “Average invested capital” equals the summation of notes payable to bank, current maturities of long-term debt, long-term debt, net of current maturities and total shareholders’ equity for the current fiscal year and the previous fiscal year divided by two.

(b)    The threshold, target and maximum number that may be awarded, subject to the TSR modifier described below, are as follows and will be determined based on threshold, target and maximum ROIC goals, respectively:

	Threshold ROIC* Goal	Target ROIC* Goal	Maximum ROIC* Goal
	[●]%	[●]%	[●]%
Final ROIC Units Awarded	50% of Target	100% of Target [●] shares	200% of Target
*Three-year average, based on actual ROIC during the Performance Period

(c)    For performance between threshold and target and between target and maximum, the number of ROIC Units awarded will be determined by interpolation to the nearest whole percentage of target.

(d)    In its evaluation of ROIC performance, the Committee may elect to include or exclude the effects of any of the events described in Section 9.2 of the Plan, in its sole and absolute discretion.

3.TSR Modifier.

(a)     Modifier. Total Shareholder Return (“TSR”) for the Company over the Performance Period shall be compared against TSR over the Performance Period for the companies comprising the S&P 500 as of the last day of the Performance Period, and will modify the number of final Units awarded according to the following table:

Company TSR Performance	0-25th Percentile	25th-75th Percentile	75th-100th Percentile
TSR Modifier	25% Reduction	No Change	25% Increase
If the Company’s TSR percentile rank is between 0 and the 25th percentile, then the percentage reduction in the final number of Units awarded will be 25%. If the Company’s TSR percentile rank is between the 75th and 100th percentile, then the percentage increase in the final number of Units awarded will be 25%.

(b)    TSR Defined. Total Shareholder Return (or TSR) shall mean the change in the value, expressed as a percentage of a given dollar amount invested in a company’s common stock over the Performance Period, taking into account both stock price appreciation (or depreciation) and the reinvestment of dividends (including the cash value of non-cash dividends) in additional stock of the company.

(c)    Beginning and Ending Price for TSR. The beginning price for a company’s TSR shall be equal to the 20 trading-day average closing price for the publicly traded stock of the company immediately prior to, but not including the first day of, the Performance Period. The ending price for a company’s TSR shall be equal to the 20 trading-day average closing price for the publicly traded stock of the company ending with the last day of the Performance Period.

(d)    Calculation of Percentile Rank. After the end of the Performance Period, the percentile rank of the companies in the S&P 500, excluding the Company, will be ranked highest to lowest according to TSR, and a percentile rank will be calculated for each company as follows: (i) if the Company’s TSR is equal to or exceeds the highest TSR within the S&P 500 companies, then the Company’s percentile is the 100th, (ii) if the Company’s TSR is equal to or below the lowest TSR within the S&P 500 companies, then the Company’s percentile is zero, and (iii) otherwise, the Company’s percentile rank will be determined based on interpolation by reference to the two S&P 500 companies whose TSRs are immediately above and below the Company's TSR.

4.Certification of Performance. During the period between May 1, [●], and June 15, [●], the Committee shall determine and certify the Company’s actual performance in relation to the aforementioned ROIC and TSR metrics and the extent to which final Units are awarded.

5.Dividend Equivalents. The Participant shall be entitled to dividend equivalents, which are the right to receive, for each Unit ultimately awarded to the Participant, a cash payment equal to the cash and the fair market value of stock dividends (determined as of the Settlement Date) paid to shareholders between the Grant Date and the applicable Vesting Dates. Dividend equivalents will be paid in cash if and to the extent the applicable performance goals and time vesting requirements have been met.

6.Vesting Requirements. Subject to the Participant’s continued employment through the applicable Vesting Dates and other conditions described herein, the Units will vest and become “Vested Units” on June 15, [●]. All awards shall be forfeited if the Participant’s employment with the Company terminates prior to the applicable Vesting Dates, except as specifically provided below under the heading “Special Provisions Regarding Vesting of Awards” and “Effect of Change of Control on Award.”

7.Special Provisions Regarding Vesting of Awards. Notwithstanding the “Vesting Requirements” set forth above:

(a)    Retirement. If the Participant’s employment terminates by reason of retirement and (i) the sum of the Participant’s age and full years of service with the Company on the retirement date is 75 years or higher, or (ii) the Participant is at least 55 years of age with 10 full years of service as of the retirement date, the Units that otherwise would not be vested as of the date of termination shall not be forfeited and shall be payable on the Vesting Date, as applicable, as described above.

(b)    Death/Disability. If the Participant’s employment terminates because of the death or disability of the Participant, other than within 24 months following a Change of Control, the Units that otherwise would not be vested as of the date of such termination shall become vested as of such date and be payable at the target level described above, pro-rated for the portion of the Performance Period completed.

(c) Termination Due to Reduction in Force or Job Elimination. If the Participant’s employment terminates by reason of reduction in force or job elimination, other than within twenty-four (24) months following a Change in Control, the Units that otherwise would not be vested as of the date of termination, but which were scheduled to vest within twelve (12) months following the termination date, shall not forfeit and shall be payable on the Vesting Date, as applicable, as described above, with any remaining unvested Units forfeited.

8.    Effect of Change of Control on Award. In the event of a “Change of Control” (as defined in the Plan), the Units shall be treated in accordance with Article 15 of the Plan. The Plan provides that in the event of a Change of Control, unless otherwise provided for in the applicable award agreement or employment or other similar agreement, all Awards that are outstanding and unvested as of immediately prior to such Change of Control will remain outstanding and unvested. Provided however:

    (a)    In the case of an Award that is subject to performance goals, notwithstanding any provision of the Plan or this Agreement to the contrary, in the event of a Change of Control that occurs prior to the end of the Performance Period, the performance goals set forth above shall no longer apply, effective as of the date of the Change of Control, and, instead, the achievement of such performance goals shall be deemed to have been met as of the Change of Control based on the Company’s performance as of immediately prior to the Change of Control, as determined by the Committee prior to the Change of Control. Except as provided in Article 15 of the Plan, any Units for which performance goals are deemed to have been met as of the Change of Control will remain outstanding as time-based restricted stock units following the Change of Control.

        (b)    If, however, within 24 months following the Change of Control, the Participant’s employment with the Company and its affiliates is terminated without “Cause” by the Company, for “Good Reason” by the Participant (each, as defined in the Plan) or as a result of the Participant’s death or disability, then as of the date of such termination, all Units that are unvested or still subject to restrictions or forfeiture will automatically be deemed vested, and all restrictions and forfeiture provisions will lapse.

        (c)    Furthermore, if, in connection with the Change of Control, no provision is made for assumption or continuation of the Units, or the substitution of such Units for new Awards covering shares of a successor corporation, in a manner that preserves the material terms and conditions of the Units, then as of the date of such Change of Control, with respect to the unvested Units, the performance goals contained in this Award Summary shall no longer apply and, instead, the achievement of such performance goals shall be deemed satisfied based on the Company’s performance as of immediately prior to the Change of Control, as determined by the Committee prior to the Change of Control. To the extent that performance goals are deemed satisfied, the Performance Units will automatically be deemed vested, and all restrictions and forfeiture provisions will lapse.

Notwithstanding any provision herein to the contrary, including that the Settlement Date is the business day following the Vest Date, in the event that the Units become vested upon or in the event of a termination of employment following a Change of Control, the Units will be settled within five business days thereafter, provided that such Units shall not be settled until the earliest time permitted by Section 409A of the Code.

9.No Monetary Payment Required. The Participant is not required to make any monetary payment (other than applicable tax withholding, if any, subject to Section 11 of this Agreement) as a condition to receiving the Units, or shares of Stock issued upon settlement of the Units, the consideration for which shall be past services actually rendered and/or future services to be rendered to the Company or for its benefit.

10.Settlement of the Award.

(a)    Issuance of Shares of Stock. The Company shall issue to the Participant on the Settlement Date (that is, unless specified otherwise in Award Summary, the date on which the Units shall vest and become Vested Units) with respect to each Vested Unit to be settled on such date one (1) share of Stock. Shares of Stock issued in settlement of Units shall not be subject to any restriction on transfer other than any such restriction as may be required pursuant to Section 10(c) or Section 11 of this Agreement or the Company’s Insider Trading Policy. For purposes of this Agreement, “Insider Trading Policy” means the written policy of the Company pertaining to the sale, transfer or other disposition of the Company’s equity securities by members of the Board, officers or other employees who may possess material, non-public information regarding the Company, as in effect at the time of a disposition of any Stock.

(b)    Certificate Registration. A certificate for the shares as to which the Award is settled shall be registered in the name of the Participant, or, if applicable, in the names of the heirs of the Participant designated in writing by the Participant on forms approved by the Company for that purpose.

(c)    Restrictions on Grant of the Award and Issuance of Shares. The grant of the Award and issuance of shares of Stock upon settlement of the Award shall be subject to compliance with all applicable requirements of federal, state or foreign law with respect to such securities. No shares of Stock may be issued hereunder if the issuance of such shares would constitute a violation of any applicable federal, state or foreign securities laws, or any other law or regulation, or the requirements of any stock exchange or market system upon which the Stock may then be listed.

11.Tax Matters.

(a)    Tax Withholding in General. At the time this Agreement is executed, or at any time thereafter as requested by the Company, the Participant hereby authorizes withholding from any payroll and other amounts payable to the Participant, and otherwise agrees to make adequate provision for, any sums required to satisfy the federal, state, local and foreign tax withholding obligations of the Company, if any, which arise in connection with the Award or the issuance of shares of Stock in settlement thereof. The Company shall have no obligation to deliver shares of Stock until the tax withholding obligations of the Company have been satisfied by the Participant.

(b)    Assignment of Sale Proceeds; Payment of Tax Withholding by Check. Subject to compliance with applicable law and the Company’s Insider Trading Policy, the Participant shall satisfy the Company’s tax withholding obligations in accordance with procedures established by the Company providing for delivery by the Participant to the Company or a broker approved by the Company of properly executed instructions, in a form approved by the Company, providing for the assignment to the Company of the proceeds of a sale with respect to some or all of the shares being acquired upon settlement of Units. Notwithstanding the foregoing, the Participant may elect to pay by check the amount of the Company’s tax withholding obligations arising on any Settlement Date by delivering written notice of such election to the Company on a form specified by the Company for this purpose at least thirty (30) days (or such other period established by the Company) prior to such Settlement Date. By making such election, the Participant agrees to deliver a check for the full amount of the required tax withholding to the Company on or before the third business day following the Settlement Date. If the Participant elects to pay the required tax withholding by check but fails to make such payment as required by the preceding sentence, the Company is hereby authorized, in its discretion, to satisfy the tax withholding obligations through any other means authorized by this Section 11, including by effecting a sale of some or all of the shares being acquired upon settlement of Units, withholding from payroll and any other amounts payable to the Participant, or by withholding shares in accordance with Section 11(c) of this Agreement.

(c)    Withholding in Shares. The Company may, in its discretion, permit or require the Participant to satisfy all or any portion of the Company’s tax withholding obligations by deducting from the shares of Stock otherwise deliverable to the Participant in settlement of the Award a number of whole shares having a Fair Market Value, as of the date on which the tax withholding obligations arise, that the Company determines is up to the maximum amount that the Company is permitted by applicable law to withhold in respect of federal, state and local taxes, domestic or foreign, arising in connection with the Award or the issuance of shares of Stock in settlement thereof.

12.Adjustments for Changes in Capital Structure. The Award shall be subject to adjustment in accordance with Section 4.4 of the Plan.

13.Rights as a Stockholder. The Participant shall have no rights as a stockholder with respect to any shares which may be issued in settlement of this Award until the Participant becomes the record holder of the shares of Stock underlying the Award. No adjustment shall be made for dividends, distributions or other rights for which the record date is prior to the date such certificate is issued, except as provided in Section 4.4 of the Plan.

14.Legends. The Company may at any time place legends referencing any applicable federal, state or foreign securities law restrictions on all certificates representing shares of Stock issued pursuant to this Agreement.

15.Delivery of Documents and Notices. Any document relating to participation in the Plan or any notice required or permitted hereunder shall be given in writing and shall be deemed effectively given (except to the extent that this Agreement provides for effectiveness only upon actual receipt of such notice) upon personal delivery, electronic delivery at the e-mail address, if any, provided for the Participant by the Company, or upon deposit in the U.S. Post Office or foreign postal service, by registered or certified mail, or with a nationally recognized overnight courier service, with postage and fees prepaid, addressed to the other party at the address shown below that party’s signature to the Notice or at such other address as such party may designate in writing from time to time to the other party.

16.Clawback. The Company shall seek recovery of any benefits provided hereunder to the Participant if such recovery is required by any clawback policy adopted by the Company, which may be amended from time to time, including, but not limited to, any clawback policy adopted to satisfy the minimum clawback requirements adopted under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and the regulations thereunder or any other applicable law. The Company reserves the right, without Participant’s consent, to adopt any such clawback policy, including, but not limited to, such clawback policies applicable to this Agreement with retroactive effect.

17.Miscellaneous Provisions.

(a)    Termination or Amendment. The Committee may terminate or amend the Plan or this Agreement at any time; provided, however, that (i) no such termination or amendment may materially impair the rights of a Participant under this Agreement without the consent of the Participant unless such termination or amendment is necessary to comply with applicable law, tax rules, stock exchange rules or accounting rules or the Company deems such termination or amendment to be necessary or desirable to avoid the imposition of taxes or penalties under Section 409A of the Code, and (ii) no such amendment may alter or accelerate the time or form of distributions in violation of Section 409A of the Code, if applicable, including, without limitation, any amendment that would violate the provisions of Section 409A of the Code requiring that any amendment to extend the issuance of any shares of Stock after the Settlement Date may not take effect until at least twelve (12) months after the date on which the new election is made, and, if the new election relates to a payment for a reason other than the death or disability of the Participant, the new election must provide for the deferral of issuance of such shares of Stock for a period of at least five (5) years from the Settlement Date such issuance of shares of Stock would otherwise have been made. No amendment or addition to this Agreement shall be effective unless in writing.

(b)    Non-Transferability of the Award. Prior to the issuance of shares of Stock on the applicable Settlement Date, neither this Award nor any Units subject to this Award shall be subject in any manner to anticipation, alienation, sale, exchange, transfer, assignment, pledge, encumbrance, or garnishment by creditors of the Participant or the Participant’s beneficiary, except transfer by will or by the laws of descent and distribution. All rights with respect to the Award shall be exercisable during the Participant’s lifetime only by the Participant or the Participant’s guardian or legal representative.

(c)    Further Instruments. The parties hereto agree to execute such further instruments and to take such further action as may reasonably be necessary to carry out the intent of this Agreement.

(d)    Binding Effect. This Agreement shall inure to the benefit of the successors and assigns of the Company and, subject to the restrictions on transfer set forth herein, be binding upon the Participant and the Participant’s heirs, executors, administrators, successors and assigns.

(e)    Integrated Agreement. This Agreement, the Plan and the Award Summary, together with any service or other agreement between the Participant and the Company referring to the Award, shall constitute the entire understanding and agreement of the Participant and the Company with respect to the subject matter contained herein or therein and supersedes any prior agreements, understandings, restrictions, representations, or warranties among the Participant and the Company with respect to such subject matter other than those as set forth or provided for herein or therein. To the extent contemplated herein or therein, the provisions of this Agreement shall survive any settlement of the Award and shall remain in full force and effect. In the event of a conflict between any provision of this Agreement, including the Award Summary, and the Plan, the provisions of the Plan will control.

(f)    Severability. Should any term, covenant, provision, paragraph or condition of this Agreement be held invalid or illegal, such invalidity or illegality shall not invalidate the whole Agreement, but it shall be construed as if not containing the invalid or illegal part or parts and the rights and obligations of the parties shall be construed and enforced accordingly.

(g)    Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Iowa.

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the day and year set forth above.

CASEY’S GENERAL STORES, INC.:

By:    __________________________
    Darren M. Rebelez
President and Chief Executive Officer